Exhibit 10.2

FORM OF WARRANTS UNWIND AGREEMENT

BETWEEN

SONOSITE, INC.

AND

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

THIS WARRANTS UNWIND AGREEMENT (this “Unwind Agreement”) is made as of December 16, 2011, between SonoSite, Inc. (“Counterparty”), and JPMorgan Chase Bank, National Association, London Branch (“Dealer”).

WITNESSETH:

WHEREAS, on July 11, 2007 Dealer and Counterparty entered into a warrants transaction (the “Warrants Transaction”) pursuant to an ISDA confirmation dated as of July 11, 2007, which supplements, forms a part of, and is subject to an agreement in the form of the 2002 ISDA Master Agreement, pursuant to which Dealer purchased from Counterparty 2,500,000 warrants (as amended, modified, terminated or unwound, the “Warrants Confirmation”);

WHEREAS, Counterparty initially issued $200,000,000 principal amount of 3.75% Convertible Senior Notes due 2014 (the “Convertible Notes”) pursuant to an Indenture dated July 16, 2007, as supplemented by the First Supplemental Indenture dated July 16, 2007, each between Counterparty and Wells Fargo Bank, National Association, as trustee;

WHEREAS, concurrently with the pricing of the Convertible Notes, Counterparty and Dealer entered into a call option transaction (the “Note Hedge Transaction”) pursuant to an ISDA confirmation dated as of July 11, 2007, which supplements, forms a part of, and is subject to an agreement in the form of the 2002 ISDA Master Agreement, pursuant to which Counterparty purchased from Dealer 200,000 call options (as amended, modified, terminated or unwound, the “Note Hedge Confirmation”) and, concurrently with this Unwind Agreement, Counterparty and Dealer entered into a Note Hedge Unwind Agreement (the “Note Hedge Unwind Agreement”) pursuant to which Counterparty and Dealer agreed to terminate, cancel and extinguish the Note Hedge Transaction and Note Hedge Confirmation upon the terms and conditions set forth therein;

WHEREAS, Counterparty and FUJIFILM Holdings Corporation (“Purchaser”) entered into an Agreement and Plan of Merger (without giving effect to any subsequent modifications, amendments or waivers, other than any modifications, amendments or waivers that do not adversely affect the rights of Dealer under this Unwind Agreement or the Note Hedge Unwind Agreement, the “Merger Agreement”) dated as of December 15, 2011, pursuant to which, and upon the terms and subject to the conditions thereof, Salmon Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Purchaser (“Merger Sub”) will commence a cash tender offer (the “Tender Offer”) for all of the outstanding shares of Counterparty common stock and following consummation of the Tender Offer, Merger Sub will merge with Counterparty and each outstanding share of Counterparty common stock will thereupon be cancelled and converted into the right to receive $54.00 per share, net to the seller in cash, less any applicable withholding taxes; and

WHEREAS, the Merger (as such term is defined in the Merger Agreement) is conditioned upon the completion of the Tender Offer by Purchaser to purchase at least 50.1% of the outstanding shares of the common stock, $0.01 par value per share, of Counterparty (the “Shares”) at a price of $54.00 per Share pursuant to an Offer to Purchase filed concurrently with the commencement of the Tender Offer.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Counterparty and Dealer, intending to be legally bound, mutually covenant and agree as follows:

Section 1. Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Warrants Confirmation.

Section 2. Unwind of the Warrants Transaction.

(a)	Notwithstanding anything to the contrary in the Warrants Confirmation, Counterparty and Dealer agree that as of the date on which the Merger is consummated (the “Unwind Date”), unless previously terminated or cancelled pursuant to the terms of the Warrants Confirmation, the Equity Definitions and/or the Agreement, the Warrants Transaction shall be terminated on the Unwind Date pursuant to Section 12.2(b) of the Equity Definitions (the “Unwind”), and, on or prior to 11:00 a.m. (New York City time) on the Unwind Date, Counterparty shall make a cash payment to Dealer in accordance with, and determined pursuant to, Section 12.2(b) and Section 12.7(b) of the Equity Definitions (the “Warrants Unwind Payment”). As of the date of such cash payment, the Warrants Transaction and the Warrants Confirmation, and all rights and obligations of Counterparty and Dealer thereunder, shall be terminated, cancelled and extinguished and thereafter, except as set forth in the immediately preceding sentence, no additional payments or deliveries shall be due to or from either Dealer or Counterparty pursuant to the terms of the Warrants Transaction and Warrants Confirmation.

(b)

Each of Counterparty and Dealer hereby agrees that prior to the Unwind Date, the Warrants Transaction and Warrants Confirmation shall continue and remain in full force and effect and Counterparty and Dealer shall retain their respective rights and obligations thereunder (including, without limitation, (x) Dealer’s right to adjust and, if applicable, terminate the Warrants Transaction upon the occurrence of the Tender Offer as contemplated by the provisions under the heading “Consequences of Tender Offers” in Section 3 of the Warrants Confirmation and Section 12.3(d) of the Equity Definitions and (y) Dealer’s right to terminate the Warrants Transaction upon the occurrence of certain events pursuant to Section 9(i)(ii)(C) of the Warrants Confirmation and Section 6(b) of the Agreement). Each of Counterparty and Dealer hereby further agrees that if the Merger is not consummated on the terms and conditions set forth in the Merger Agreement, this Unwind Agreement shall be of no force or effect, and the Warrants Transaction and Warrants Confirmation shall continue and remain in full force and effect.

Section 3. Representations and Warranties.

(a)	Each party represents to the other party that:

(i)	It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

(ii)	It has the power to execute this Unwind Agreement and any other documentation relating to this Unwind Agreement to which it is a party, to deliver this Unwind Agreement and any other documentation relating to this Unwind Agreement that it is required by this Unwind Agreement to deliver and to perform its obligations under this Unwind Agreement and has taken all necessary action to authorize such execution, delivery and performance.

(iii)	Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

(iv)	All governmental and other consents that are required to have been obtained by it with respect to this Unwind Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

(v)	Its obligations under this Unwind Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b)	Counterparty represents and warrants to Dealer that, as of the date hereof, Counterparty is not aware of any material non-public information with respect to the Shares.

Section 4. No Reliance, etc. Each of Counterparty and Dealer hereby confirms that it has relied on the advice of its own counsel and other advisors (to the extent it deems appropriate) with respect to any legal, tax, accounting, or regulatory consequences of this Unwind Agreement, that it has not relied on the other party or such other party’s affiliates in any respect in connection therewith, and that it will not hold the other party or such other party’s affiliates accountable for any such consequences.

Section 5. Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS UNWIND AGREEMENT OR THE ACTIONS OF COUNTERPARTY OR ITS AFFILIATES OR DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 6. Governing Law. This Unwind Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

Section 7. Counterparts. This Unwind Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

Section 8. Role of Agent. Each party agrees and acknowledges that (i) J.P. Morgan Securities LLC, an affiliate of Dealer (“JPMS”), has acted solely as agent and not as principal with respect to the transactions contemplated by this Unwind Agreement and (ii) JPMS has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Unwind Agreement. Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under the transactions contemplated by this Unwind Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Unwind Agreement to be executed as of the date first above written.

J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, National Association

By:	/s/ David Seaman
Name:	David Seaman
Title:	Managing Director

SonoSite, Inc.

By:	/s/ Kevin Goodwin
Authorized Signatory
Name:	Kevin Goodwin
Title:	President & CEO